                                                                   EXHIBIT 12(a)

                              UNITED RENTALS, INC.

           STATEMENT OF COMPUTATION OF SUPPLEMENTAL PRO FORMA RATIO
                         OF EARNINGS TO FIXED CHARGES


                          SUPPLEMENTAL PRO FORMA   SUPPLEMENTAL PRO FORMA
                                YEAR ENDED            SIX MONTHS ENDED
                           DECEMBER 31, 1997 (1)      JUNE 30, 1998 (1)
                         ------------------------  -----------------------
Earnings:
  Income before
   provision for income
   taxes................       $ 86,488,321        $55,493,012
  Interest expense......         74,339,568         32,982,314
  Amortization of debt
   issuance cost........          1,868,761            934,381
  Interest portion of
   rent expense(2)......         11,924,284          6,435,188
                               ------------        -----------
    Earnings as
     adjusted...........       $174,620,934        $95,844,895
                               ============        ===========
Fixed charges:
  Interest expense......       $ 74,339,568        $32,982,314
  Amortization of debt
   issuance cost........          1,868,761            934,381
  Interest portion of
   rent expense(2)......         11,924,284          6,435,188
                               ------------        -----------
    Fixed charges.......       $ 88,132,613        $40,351,883
                               ============        ===========
Ratio of earnings to
 fixed charges..........               2.0x                2.4x

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(1) The supplemental pro forma ratio of earnings to fixed charges gives effect to (i) each acquisition completed by the Company after the beginning of the period and the financing thereof, and (ii) completion of the Merger with U.S. Rentals using the "pooling of interest" method of accounting.

(2) The interest portion of rent expense is estimated to be one-third of rent expense.